EXHIBIT 99.4

CONSENT OF MADISON WILLIAMS AND COMPANY

We hereby consent to the references to us under the captions “Financial Advisors —Resaca Financial Advisor,” “The Merger — Background of the Merger,” “ — Resaca’s Reasons for the Merger and the Share Issuance,” and “ — Analysis of Financial Advisor to the Resaca Board of Directors,” in this Amendment No. 2 to Registration Statement No. 333-162652 of Resaca Exploitation, Inc.

/s/ Sylvia Barnes
Madison Williams and Company
Houston, Texas
February 2, 2010